FINANCING AND SECURITY AGREEMENT

THIS FINANCING AND SECURITY AGREEMENT (“Agreement”) is made and entered this 21st day of November, 2011 (“Effective Date”) by and between SAVEDAILY, INC., a Nevada corporation (“SDINC”) and SAVEDAILY.COM, INC., a California corporation (“SDCOM”, and collectively with SDINC, “Borrowers”; either of SDINC or SDCOM may be individually referred to as a “Borrower”) and EQ PARTNERS, LLC, an Ohio limited liability company (“Lender”). Borrowers and Lender may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.          Borrowers desire financing (“Financing”) in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), and Lender is willing to provide such financing upon the terms and conditions of this Agreement, that certain Cognovit Promissory Note executed as of even date herewith in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) in the form attached hereto as Exhibit A (“Note”), and all additional, related or associated agreements, documents, filings,  entered into between the Parties or provided by any of the Parties in connection with the Financing, including but not limited to those documents set forth in Section 5.2.1 below (collectively, the “Financing Documents”).

B.          Lender is considering providing additional financing to Borrowers prior to the Due Date (as defined below) in the approximate additional amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) on the terms and conditions required by Lender for such additional financing (the “Additional Financing”).

C.          This Agreement and the Financing Documents set forth the understanding of the parties with respect to the Financing.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, promises, and agreements contained herein, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.          Financing Amount.  The amount of the Financing shall be Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (“Financing Amount”), which Lender shall wire to Borrowers in accordance with Sections 5 and 20.

2.          Due Date; Obligation; Additional Financing.

2.1.        Due Date. The Obligations (as defined below) shall be due and payable in full on or before the earlier to occur of: (i) if the Additional Financing is not completed, the date that is nine (9) months from the Effective Date; (ii) if the Additional Financing is completed, the dates or times set forth in the agreements entered into between Borrowers and Lender in connection with the Additional Financing (the “Additional Financing Documents”); or (iii) the earliest date of any Default (as defined below) (“Due Date”).

2.2.    Obligations. “Obligations” means the Financing Amount, the Additional Financing (if completed), and all obligations and liabilities of every nature of Borrowers now or hereafter existing under or arising out of or in connection with the Financing Documents or Additional Financing Documents (if entered into) and all related documents, together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn, payments for early termination, fees, penalties, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Borrowers now or hereafter existing under the Financing Documents, including, without limitation, the Financing Amount principal, interest, fees and other amounts that, but for the filing of a petition in bankruptcy with respect to Borrowers, would accrue on such obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy proceeding.

2.3.     Additional Financing.   Lender shall inform Borrowers prior to the date that is five (5) months from the Effective Date hereof whether Lender desires to complete the Additional Financing, subject to completion of the Additional Financing Documents, Lender’s continuing diligence and the performance of Borrowers.  If Lender does not elect to pursue the Additional Financing, then Lender will provide Borrowers with assistance in obtaining financing to replace the Additional Financing and/or the Financing hereunder, as deemed reasonable and appropriate by Lender in Lender’s discretion.

3.           Financing and Closing Fees.  The financing fee that Borrowers shall owe to Lender for the Financing for the period beginning with the Effective Date and ending with the date that is six (6) months from the Effective Date shall equal a fee of Sixty Thousand Dollars ($60,000) (“Financing Fee”).  If Lender and Borrowers do not complete the Additional Financing, Borrowers shall owe Lender an additional financing fee equal to Thirty Thousand Dollars ($30,000) in the event that the Obligations are not paid on or before the date that is six (6) months from the Effective Date (“Additional Financing Fee”). Borrowers shall also pay to Lender a closing fee equal to one and one half percent (1.5%) of all gross cash sums or amounts or cash equivalents funded to Borrower under the Financing Documents at the time such sums or amounts are funded or charged (“Closing Fees”).  The fees and other amounts included in this Section 3 may either be paid out of the proceeds at closing of the Financing (“Closing”) or added to the Financing Amount and Obligations hereunder and the principal of the Note, at the option of Lender.  Borrower shall not pay any finder’s fees or investment banking fees in connection with the Financing except as set forth in Exhibit J.

4.           Payments.

4.1.         Application of Payments; Lump Sum Payment. All payments made under or pursuant to this Agreement or the Financing Documents shall first be applied to the Financing Fee (as defined below), then to any late charges, costs, charges or fees assessed under this Agreement, and finally to the Financing Amount.  Repayment of the Obligations when they become due shall be made by Borrowers in one lump sum payment on the Due Date, as such Due Date may be extended, provided, however that certain fees may be paid at the time of funding as specified in, and  in accordance with, Section 3, as required by Lender.

4.2.         Prepayment. After providing thirty (30) days prior written notice (a “Prepayment Notice”) and subject to the provisions of Section 15 below, Borrowers may repay all or any portion of the Obligations at any time prior to the Due Date, at the option of Borrowers, without penalty.

5.           Closing.

5.1.           Closing Date.  Lender shall use its best efforts to complete the Closing and deliver the Financing Amount to the account specified below in Section 20 within three (3) business days of the satisfaction of the Closing Conditions set forth below in Section 5.2 (“Closing Date”); provided that the satisfaction of such Closing Conditions shall occur within seven (7) business days of the Effective Date, unless such Closing deadline is extended by Lender. Within three (3) business days of Closing Date, Lender shall deliver a closing statement to Borrowers setting forth the disbursement of the Financing Amount, along with applicable fees, charges and expenses.

5.2.         Closing Conditions.  Prior to or as of the Closing, the following conditions shall have been satisfied (“Closing Conditions”):

5.2.1.      Delivery of All Executed Documentation. Borrowers shall have delivered executed originals of all Financing Documents to Lender.  Such Financing Documents include, but are not limited to the following, each in form reasonably satisfactory to Lender: (a) this Agreement; (b) the Note; (d) that certain power of attorney to execute one Note in the form attached hereto as Exhibit B (the “POA”); (c) that certain warrant for 750,000 shares of SDINC with a strike price of $0.37 per share delivered to Lender in connection herewith in the form attached hereto as Exhibit C (the “Warrant”); (d) that certain Subordination Agreement by and between Harry S. Dent, Jr. (“Dent”), Lender and Borrowers (the “Subordination Agreement”);  and (e) such other documents as Lender may reasonably require.  Further, if Lender determines or is informed by Borrowers that any rights, property or interests that are the subject of any of the foregoing deliveries are not owned or held by Borrowers as of the date hereof or thereof, Borrowers shall promptly execute additional copies of such deliveries in the form of such deliveries that were previously negotiated and delivered, but with an updated effective date that is the date Borrowers’ have acquired the requisite rights, property or interests.

5.2.2.      Completion of Checks. All verifications and checks of Borrowers’ credit and/or background and all UCC searches of Borrowers required by Lender shall have been completed.  BORROWERS HEREBY EXPLICITLY AUTHORIZE LENDER TO RUN ALL CREDIT CHECKS, BACKGROUND CHECKS, UCC SEARCHES AND OTHER VERIFICATIONS DEEMED REASONABLY NECESSARY BY LENDER.

5.2.3.      Perfection of Security Interests; Satisfaction of Security Agreement.  All of the provisions of Section 6 shall have been satisfied, and Lender shall have perfected, or shall perfect as of or immediately following Closing, its security interests in all Collateral (as defined below) by filing UCC-1 Financing Statements, control and/or possession.

5.2.4.      Delivery of Organizational Documents.  Delivery of the organizational documents for Borrowers along with any amendments thereto.

5.2.5.      Additional Requirements.  Such other documents, instruments, agreements, approvals, opinions, requirements and/or filings as Lender may reasonably request or are necessary to effectuate the intent of the parties in entering into this Agreement.

If Lender waives any of the above Closing Conditions based upon Borrowers’ agreement to satisfy such Closing Conditions following the Closing, Borrowers shall be obligated to promptly and diligently pursue the satisfaction of such Closing Conditions, and Borrowers’ failure to do so shall constitute a Default.

6.           Security Agreement.  Payment of the Obligations shall be secured by those liens, security interests and protections for Lender set forth this Section, which shall constitute a security agreement between Borrowers and Lender:

6.1.        Grant of Security Interest.  Borrowers hereby grant to Lender a senior, first priority security interest pursuant to applicable provisions of the applicable commercial laws of Nevada, California and/or Ohio (the “Codes”), as applicable, in the following (collectively, the “Collateral”): (a) all the assets of Borrowers, including, but not limited to, all tools, inventory, contract rights, consumer goods, equipment, inventory, general intangibles, accounts, chattel paper, deposit accounts, documents, instruments, investment property, letter-of-credit rights, letters of credit, money, patents, licenses, intellectual property, cash, cash equivalents, cash collateral, accounts receivable, contracts rights, real property, plant, machinery, equipment, fixtures, vehicles, stock and equity instruments; (b) all proceeds, replacements, substitutions, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Borrowers are the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral; and (c) any after acquired collateral or assets of the foregoing types.  For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.  Each item of Collateral listed in this Section 6.1 that is defined in Articles 8 or 9 of the Uniform Commercial Code (“UCC”) shall include, but not be limited to, the meanings set forth for such terms in the UCC, it being the intention of the Borrowers that the description of the Collateral set forth above be construed to include the broadest possible range of assets.  Borrowers hereby appoint and constitute the Lender, as true and lawful attorney in fact for the assignment, transfer and perfection of this grant and pledge of the Collateral, to the interest and name of Lender.  Lender shall hold this security interest in the pledged Collateral as security for the repayment of the Obligations and the covenants contained in the Financing Documents.

6.2.        Perfection.  Lender is permitted to file, and Borrowers shall cause to be filed, proper and effective UCC financing statement(s) and any other filings necessary in order to legally perfect Lenders liens and security interests in the Collateral, and Lender may, and Borrower shall, take any other steps or actions necessary to perfect Lender’s interests in the Collateral.  Borrowers hereby expressly give Lender the authority and permission to file any statement(s), and take such steps or actions, as are contemplated by the foregoing sentence.

6.3.        Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including, without limitation, the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Obligations of Borrowers, including any future amounts loaned to Borrowers by Lender hereunder or under any future or prior agreements, documents or instruments.

6.4.        Grantors Remain Liable. Anything contained herein to the contrary notwithstanding, (a) each of Borrowers shall remain liable under any contract and agreement included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of its rights hereunder shall not release any Borrowers from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of any Borrowers thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

6.5.        Further Assurances.  Each of Borrowers agrees that from time to time, at the expense of Borrowers, such Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect, protect or maintain any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each of Borrowers will:  (i) execute, if necessary, and file such financing or continuation statements, or amendments thereto; and (ii) deliver such other instruments or notices, as may be necessary or desirable, or as Lender may request, in order to perfect and preserve the security interests granted or purported to be granted hereby.  Each of Borrowers hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Borrowers.

6.6.        Lender Appointed Attorney-in-Fact.  Each of Borrowers hereby irrevocably appoints Lender as such Borrowers’ attorney-in-fact, with full authority in the place and stead of such Borrowers and in the name of such Borrowers, in Lender’s discretion, to take any action and to execute any instrument that Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, from time to time after the occurrence and during the continuation of a Default, including: (a) to obtain and adjust insurance (including any claims thereunder) required to be maintained by such Borrowers or paid to Lender; (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; (e) to pay or discharge taxes or liens (other than liens permitted under the Financing Documents) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Lender in its sole discretion, any such payments made by Lender to become obligations of such Borrowers to Lender, due and payable immediately without demand; (f) to sign and endorse any invoices, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; and (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrowers’ expense, at any time or from time to time, all acts and things that Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s security interests therein in order to effect the intent of the Financing Documents, all as fully and effectively as such Borrowers may choose.

6.7.        Indemnity and Expenses. Borrowers jointly and severally agrees to indemnify Lender, against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from the Financing Documents and the transactions contemplated hereby or associated herewith (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result from Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Borrowers jointly and severally agree to pay to Lender upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Lender may incur in connection with (i) the administration of the Financing Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Lender hereunder, or (iv) the failure by any Borrowers to perform or observe any of the provisions hereof. The obligations of Borrowers in this Section 6.7 shall survive the termination of this Agreement and the discharge of Borrowers’ other obligations under the Financing Documents.

6.8.        Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (i) secure all future advances or loans made by Lender to any of Borrowers, (ii) remain in full force and effect until the payment in full of the Obligations, including any additional advances or loans made to any of Borrowers by Lender, and (iii) inure, together with the rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Lender may assign or otherwise transfer any of the Financing Documents held by it to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to Lender herein or otherwise.

6.9.        Maintenance of Collateral.  Each of Borrowers shall not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral, and shall pay promptly when due all payments, property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, services, materials and supplies) against or with respect to, the Collateral. Borrowers shall, at their expense: (a) perform and observe in all material respects all terms and provisions of its material contracts and agreements, enforce all material contracts and agreements in accordance with their terms, and take all such action to such end as may be from time to time requested by Lender; and (b) furnish to Lender, upon Lender’s reasonable request, (i) copies of all notices, requests and other documents received by such Borrowers under or pursuant to any material contracts or agreements, (ii) such information and reports regarding the Collateral and Borrowers or Borrower’s business as Lender may reasonably request. Borrowers shall not, (x) without the prior written consent of Lender, cancel, terminate, amend or alter any Collateral or consent to or accept any cancellation or termination thereof, or give any consent, waiver or approval thereunder, or (y) take any other action in connection with the Collateral could reasonably be expected to materially impair the value of the interest or rights of Borrowers thereunder or that could reasonably be expected to materially impair the interest or rights of Lender under this Agreement.

6.10.      No Encumbrance or Transfer.  During the term of the Investment Agreements or at any time in which Obligations are not paid in full, Borrowers shall not encumber, dilute or in any way transfer, pledge or grant liens in Borrowers’ interests in the Collateral without the express written consent of Lender, in Lender’s reasonable discretion.

6.11.      Future Acquisition of Collateral.  For any part(s) or item(s) of the Collateral that are not owned by Borrowers as of the date and time of execution of this Agreement, this Agreement shall become effective with respect to such part(s) or item(s) immediately upon the acquisition of such part(s) or item(s) by Borrowers, and Borrowers agrees to promptly execute, at Lender’s request, additional agreements in the same form of this Agreement dated as of the date of such acquisitions of such part(s) or item(s), which agreements shall specifically describe any Collateral not specifically described in this Agreement; provided, however, that Borrower may grant or permit first priority vendor or purchase money financing for specific equipment financed by the vendor or relevant third party in an amount not to exceed $40,000 following the written consent of Lender, not to be unreasonably withheld.

7.           Borrowers’ Representations and Warranties. Borrowers represent and warrant to Lender as of the date hereof, and on any subsequent extension of the Due Date or advance or loan of any funds pursuant to any of the Financing Documents, and covenant, as follows:

7.1.        Each entity that composes Borrowers is duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.

7.2.        Borrowers have operated, and are operating, in compliance with all material laws, rules and regulations applicable to Borrowers’ business, and currently possess all material permits, licenses and approvals necessary to conducts Borrowers business as currently conducted and as proposed to be conducted in the future.

7.3.        If Borrowers are a “registered organization” (as defined in the Uniform Commercial Code), Borrowers’ name as described in Financing Documents is accurate and its main office is located at 3020 Old Ranch Parkway, Suite 140, Seal Beach, CA 90740.

7.4.        Borrowers have the power and authority to convey any security interests and any other liens that Borrowers have granted to Lender under any of the Financing Documents, to execute and deliver the Financing Documents, and to perform the transactions contemplated under the Financing Documents.

7.5.        The execution, delivery and performance by the Borrowers of the Financing Documents, and the transactions contemplated thereby:

7.5.1.      have been duly authorized and executed by all necessary officers or other action required by the organizational documents of the Borrowers;

7.5.2.      do not contravene or cause the Borrowers to be in default under (I) the Borrowers’ organizational or governing documents, (II) any material contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Borrowers or Borrowers’ property, or (III) any law, rule, regulation, order, writ, judgment, award, injunction, or decree applicable to, binding on or affecting the Borrowers or Borrowers’ property;

7.5.3.      do not and will not result in or require the creation of any adverse claim upon or with respect to any of the property of the Borrowers (other than in favor of the Lender as contemplated hereunder); and

7.5.4.      are the valid and binding obligations of all Borrowers.

7.6.        All information furnished by or on behalf of the Borrowers to the Lender in connection with this Agreement or any transaction contemplated hereby, or in connection with Borrowers evaluation of the Financing and Borrowers, has been and is true and complete in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading.

7.7.        The capital structure of Borrowers immediately preceding the Closing is as set forth on Exhibit D attached hereto and incorporated herein by this reference, and specifies and is inclusive of all preferred equity, warrants, equity incentive plans, restricted stock and options.

7.8.         All material assets of Borrowers are set forth in Exhibit E attached hereto and incorporated herein by this reference.  Borrowers do not own any real property or vehicles.

7.9.         All of Borrowers existing material liabilities equal or greater than $10,000, whether absolute or contingent, are set forth on Exhibit F attached hereto and incorporated herein by this reference.

7.10.       Borrowers own or validly license the rights to all material inventions, software, code and intellectual property utilized by the Borrowers, incorporated into its products or important to Borrowers’ business.

7.11.       No Collateral nor any related agreement or contract contravenes in any material respect any laws, rules or regulations applicable thereto, and no party to such related agreement or contract is in violation of any such law, rule or regulation in any material respect.

7.12.       Except as may be disclosed in Exhibit G, payment of the Obligations is secured by a valid first priority or senior lien or security interest on the Collateral, and there are no other liens or security interests that affect the Collateral other than that certain security interest held by Dent with respect to the assets of SDCOM that is subject to the Subordination Agreement. No Borrower has any knowledge of any fact that should lead any Borrower to expect that Lender’s mortgages, liens and/or security interests in the Collateral would be impaired in any way.

7.13.       All financial statements, documents and budgets of any kind provided by Borrowers are materially accurate and not misleading as of the date such were provided.

7.14.       None of Borrowers currently have any judgments of any kind against them or their properties, except for that certain federal tax lien asserted by the Internal Revenue Service (“IRS”) in the amount of approximately $100,000 (the “Tax Lien”).

7.15.       None of Borrowers are currently involved in any litigation or governmental proceedings or investigations of any kind, except for that litigation described on Exhibit H attached hereto.

Borrowers’ recently-completed merger (the “Merger”) with Nine Mile Software, Inc. (“Nine Mile”) was and is fully effective, and completed in accordance with all material applicable laws, rules and regulations.

7.16.       Borrowers’ have received an indemnification for all liabilities arising prior to the Merger by the acquirer of the Tradewarrior products in connection with such Merger, and all such liabilities have been assumed by such entity.

7.17.       SDINC owns one hundred percent (100%) of the stock or equity of its subsidiary SDCOM, and neither of Borrowers currently has any other subsidiaries, parents or affiliates.  Borrowers’ constitute the only entities operating Borrowers’ business.

7.18.       The most recent financial projections and budget for Borrowers provided to Lender are materially accurate and complete as of the Effective Date.

7.19.       All representations, warranties and covenants made by Borrowers in any of Financing Documents are hereby incorporated into this Agreement by this reference.

8.           Borrower’s Covenants. To induce Lender to enter into the transactions contemplated under the Financing Documents, the Borrowers covenant as follows:

8.1.         Borrowers shall not do anything to impede, affect, limit or interfere with the liens of Lender or the security interests of Lender in the Collateral.

8.2.         In the case of a Default, Borrowers (A) shall not do anything to impede or interfere with the collection, transfer, sale, possession, use or operation by the Lender of the Collateral and Borrowers will further provide all necessary documentation, assistance and information needed for Lender to collect, transfer, sell, possess, use or operate the Collateral, (B) will supply all additional information requested by Lender for transfer, sale, possession, use or operation of any Collateral, and (C) will instruct its employees, contractors and agents to cooperate and assist Lender in its use,  operation, transfer, collection, possession and/or sale of the Collateral; provided, however that the foregoing shall not prevent Borrower from taking legal action deemed necessary and appropriate by Borrower.

8.3.         All information furnished by or on behalf of the Borrowers to the Lender in connection with this Agreement or any transaction contemplated hereby shall be true and complete in all material respects and shall not omit to state a material fact necessary to make the statements contained therein not misleading.

8.4.         Borrowers shall provide Lender with regular financial statements. All financial statements, documents and budgets of any kind provided by Borrowers shall be materially accurate and not misleading as of the date such are provided.

8.5.         Borrowers shall not materially alter the organizational structure, business, operations, officers or ownership of Borrowers without obtaining the reasonable consent of Lender, which consent shall not be unreasonably withheld or delayed.

8.6.         Borrowers shall promptly notify Lender of the acquisition of any material assets not listed in Exhibit E, and shall promptly notify and obtain the reasonable consent of Lender prior to transferring or disposing of any of the material assets listed in Exhibit E.  Any assets with a value of $5,000 or greater shall be considered material.

8.7.         Borrowers’ shall promptly notify Lender in the event that Borrowers become involved with or are threatened with any material litigation, governmental proceedings or investigations of any kind.

8.8.         Borrowers shall materially adhere to the most recent budget and/or projections provided to Lender to the fullest extent possible; provided, however, that in the event that Borrowers desire to deviate from such budget and/or projections, Borrowers shall notify Lender of such proposed deviation and obtain the consent thereto, which consent shall not be unreasonably withheld or delayed. Borrowers shall promptly provide Lender with updated financial statements if there are any material changes to the financial condition reflected in the most recent statements provided to Lender.

8.9.         Borrowers’ shall use the proceeds of the Financing approximately as set forth in Exhibit I attached hereto and incorporated herein by this reference, and Borrowers shall promptly notify Lender of any material changes to the information set forth thereon.

8.10.       Borrowers shall not do anything to impede or interfere with the liens of Lender or the security interests of Lender in the Collateral.  Borrowers shall not transfer, encumber or grant any liens or security interests in the Collateral without the prior written consent of Lender.  Borrowers shall not incur any material liabilities or obligations without obtaining the consent of Lender, not to be unreasonably withheld.

8.11.       Borrowers’ shall operate in accordance with all of its material permits, licenses and approvals, and all laws, rules and regulations of any kind applicable to Borrowers’ business.

8.12.       Borrowers shall continue to employ Jeffrey Mahony and Greg Vacca pursuant to employment agreements with standard non-compete and intellectual property provisions to executives in similar positions in other companies in Borrower’s industry, unless consented otherwise by Lender.  Borrowers shall ensure that all key employees are employed under similar contracts, and that all inventions, software, code and intellectual property developed by such employees that is utilized by Borrowers, incorporated into Borrowers’ products or important to Borrowers’ business shall be and remain the property of Borrowers

8.13.       Borrowers shall ensure all material inventions, software, code and intellectual property that is utilized by Borrowers, incorporated into Borrowers’ products or important to Borrowers’ business shall be and remain the property of Borrowers.

8.14.       For a period of four years following the Effective Date, Lender shall have a right of first refusal with respect to any future financing of Borrowers or any kind, whether debt or equity.  Prior to accepting any funds from any third party, Borrowers must present Lender with the opportunity to finance, lend or invest such funds on the terms offered by such third party.

8.15.       While the obligations are outstanding or Lender continues to hold at least fifty percent (50%) of any stock or equity securities issuable pursuant to Section 15, then Lender may either (a) appoint one (1) member to Borrowers’ boards of directors or (b) appoint up to two (2) representatives to observe meetings of Borrowers’ boards of directors.

9.           Obligation of Borrowers when Breach Discovered. Upon discovery by Borrowers of a material inaccuracy or breach of any of Borrowers’ representations, warranties or covenants under the Financing Documents, Borrowers shall give prompt written notice to Lender of such inaccuracy or breach and reasonable detail describing such breach or inaccuracy.

10.         Default.  Any one or more of the following events, regardless of whether such occurrence shall be voluntary or involuntary, or such occurrence comes about or becomes effected by operation of law or otherwise, shall be considered an “Default” by Borrowers under the terms of this Agreement:

10.1.       Repayment Failure.  Borrowers fail to pay all Obligations to Lender on or before the Due Date or when such other Obligations are otherwise due.

10.2.       Incorrect Representation, Warranty, or Furnished Information.  Any material representation or warranty made by Borrowers in any Financing Documents proves to be incorrect or untrue in any material respect, or any representation, statements (including financial statements), or data furnished or made by Borrowers (or any attorney or accountant of Borrowers) in connection with this Agreement proves to have been untrue in any material respect, as of the date on which the facts therein set forth are warranted, stated and/or certified.

10.3.       Material Breach.  Borrowers materially breaches or defaults with respect to any covenant, agreement, provision or condition of this Agreement or any Financing Documents.  A material default by Borrowers under any of the Financing Documents shall constitute a default by Borrowers under each of the Financing Documents.

10.4.       Bankruptcy or Insolvency.  A receiver, conservator, liquidator or trustee of any of Borrowers is appointed by order of decree of any court or agency or supervisory authority having jurisdiction; or any order for relief is entered against any of Borrowers under the Federal Bankruptcy Code; or any of Borrowers files for Federal Bankruptcy protection or any involuntary bankruptcy in which any of them is a named debtor is filed; or any of Borrowers is adjudicated bankrupt or insolvent; or any of the property of Borrowers is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed by or against any of Borrowers under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect and such petition remains unstayed for more than ninety (90) days

10.5.       Default Under Other Agreements. At any time after the Closing, Borrowers materially breaches any covenant, agreement, provision or condition of any of Borrowers material agreements or contracts; provided that the foregoing shall not apply if Borrowers are already in breach of such covenant, agreement, provision or condition at the time of Closing and such breach was expressly disclosed to Lender.

10.6.       Actions by Other Creditors.  Any other creditors or shareholders of, or investors in, Borrowers take material action against any of Borrowers or initiate foreclosure proceedings against material assets of any of Borrowers, which actions remains unstayed for more than ninety (90) days

11.        Default Consequences and Remedies.  Upon the occurrence of one or more Default by Borrower, and at all times thereafter, and following the expiration of any applicable Cure Period (as defined below):

11.1.       Default Interest.  A default interest rate of twenty five percent (25%) per annum, calculated on the basis of a three hundred sixty (360) day year, shall accrue against any unpaid Obligations.

11.2.       Acceleration.  The full Obligations, including all fees, accrued interest, costs, expenses and charges, shall become immediately due and payable without notice or demand.

11.3.       Costs and Expenses of Collection.  Borrowers shall be responsible for all costs incurred by Lender in the collection of the Obligations, including costs and expenses related to the exercise of liens and security interests and execution on the Collateral, attorney fees, Lender’s fees, and court costs, if any.

11.4.       Remedies.  Lender shall have the right to pursue any and all available legal and equitable remedies for the collection of the Obligations and all fees, interest and penalties due and payable, including but not limited to the following:

11.4.1.    Lender may, at its option, sell the Collateral to a third party and/or take judgment on the Note.  Borrowers expressly waive any rights of presentment, demand, protest, or notice of any kind, notwithstanding anything contained to the contrary herein. Following a Default, Lender may immediately proceed to take full possession or control of and resell the Collateral.  Borrowers shall be liable for any costs associated with any removal, control, sale, repair, refurbishment or maintenance completed in preparation for or in connection with a sale pursuant to this Section, which shall be in addition to all other Obligations owed.

11.4.2.    Lender may retain the Collateral, exercise control over the Collateral, or transfer the Collateral to Lender’s name and ownership.

11.4.3.    Borrowers grant Lender the absolute right through its own employees or other agent to enter Borrowers premises and do all things necessary to secure or remove the Collateral.

11.4.4.    Borrowers grant Lender the absolute right through its own employees or other agents to employ Borrowers personnel in taking any actions with respect to Borrowers property until such time as Lender has achieved recovery of the Obligations.

11.4.5.    Borrowers acknowledge their duty of full cooperation with Lender’s employees and agents, and will instruct its employees regarding same. Further, in the event that additional documentation is needed to accomplish the sale of the Collateral to a third party, Borrowers appoints and authorizes Lender to execute such documents on behalf of Borrowers.

11.4.6.    Borrowers authorize any agent duly appointed by Lender to sell the Collateral to a third party, and Borrowers shall hold Lender or such person or entity harmless for any liability with respect to such sale.

11.4.7.    Lender may take action with respect to and foreclose upon all liens and security interests granted to Lender hereunder or under the Financing Documents, until such time as Lender has achieved recovery of the Obligations.  Borrowers shall be liable for any costs incurred in connection with any exercise of a lien or security interest or foreclosure, which shall be in addition to all other Obligations.

11.4.8.    Any remedies available under the commercial codes of Nevada, California or Ohio.

11.4.9.    Lender may take any other action or remedy available to Lender pursuant to this Agreement or the Financing Documents.

Following the exercise of any of the foregoing remedies, after the satisfaction of all Obligations owed to Lender, any amounts received by Lender in excess of the Obligations shall be delivered to Borrowers or to the order unanimously directed by Borrowers. In the event of any sale of Collateral to a third party, Lender may deduct the Obligations owed to Lender pursuant to this Agreement or any associated agreements, all costs and expenses associated with the removal and sale of the Collateral, including those costs, if any, incurred in repairing, restoring or transporting the Collateral. In the event that the proceeds from sale to a third party are less than the total Obligations, the proceeds from the sale to a third party shall be credited against such aforementioned amounts, but Borrowers would remain liable for any unpaid or unsatisfied amounts. The persons and entities that compose Borrowers shall be jointly and severally liable to Lender for the Obligations and subject to all remedies available to Lender under the Financing Documents.  Any remedy available to Lender pursuant to any of Financing Documents shall, to the extent not prohibited by law, be available to Lender with respect to all such agreements and documents.

12.        Cure Period.  Prior to Lender exercising any of its rights and remedies pursuant Section 11 , except in the case of a Default arising from the failure to pay any Obligations when due (such failure being, a “Payment Default” and any other material default or breach being, a “Non-Payment Default”), Borrowers shall have a reasonable opportunity to cure any such Non-Payment Default for a period of thirty (30) days after receiving notice of the relevant Non-Payment Default from Lender, or such longer period as may be agreed to by Lender (the “Cure Period”), prior to Lender having the right to exercise any remedies hereunder; provided, that Borrowers shall promptly advise the Lender of the actions the Borrower proposes to take to cure such any such Non-Payment Default.  Subject to Section 15, Borrowers shall not be entitled to any Cure Period for any Payment Default.

13.         PRESENTMENT. BORROWERS AND ALL PERSONS NOW OR HEREAFTER LIABLE FOR THE PAYMENT OF THE OBLIGATIONS, INCLUDING INTERESTS, COSTS, CHARGES, EXPENSES, FEES OR ANY OTHER AMOUNTS DUE ON THIS AGREEMENT, OR ANY PART THEREOF, HEREBY (I) EXPRESSLY WAIVE PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR, PROTEST AND NOTICE OF PROTEST, AND (II) AGREE THAT THE TIME FOR THE PAYMENT OR PAYMENTS OF ANY PART OF THIS AGREEMENT MAY BE EXTENDED WITHOUT RELEASING OR OTHERWISE AFFECTING THEIR LIABILITY ON THIS AGREEMENT, OR ANY LIEN, SECURITY INTEREST OR MORTGAGE SECURING THIS AGREEMENT.

14.        JUDGMENT.  SUBJECT TO SECTION 12, IF THE OBLIGATION EVIDENCED HEREBY, OR ANY PART THEREOF, BECOMES DUE AND IS UNPAID, THE UNDERSIGNED, AND EACH OF THEM, HEREBY (I) AUTHORIZES ANY ATTORNEY AT LAW TO APPEAR IN ANY COURT OF RECORD IN ANY COUNTY IN THE STATE OF OHIO, OR ELSEWHERE, WHERE ANY OF THE UNDERSIGNED RESIDES, SIGNED THIS NOTE, OR CAN BE FOUND, (II) WAIVES, AND AUTHORIZES ANY ATTORNEY AT LAW TO WAIVE, THE ISSUANCE AND SERVICE OF PROCESS, (III) CONFESSES, AND AUTHORIZES ANY ATTORNEY AT LAW TO CONFESS, JUDGMENT AGAINST ANY OR ALL OF THE UNDERSIGNED IN FAVOR OF THE LENDER OR OTHER HOLDER OF THIS NOTE FOR THE AMOUNT THEN APPEARING DUE, TOGETHER WITH THE COSTS OF SUIT, AND (IV) WAIVES AND RELEASES, AND AUTHORIZES ANY ATTORNEY AT LAW TO WAIVE AND RELEASE, ANY ERRORS OR RIGHT OF APPEAL OR STAY OF EXECUTION.  NO JUDGMENT OR JUDGMENTS AGAINST LESS THAN ALL OF THE UNDERSIGNED SHALL BE A BAR TO ANY SUBSEQUENT JUDGMENT AGAINST THOSE OF THE UNDERSIGNED AGAINST WHOM JUDGMENT HAS NOT BEEN TAKEN.

15.        RIGHT OF BORROWERS TO CURE DEFAULT. IN THE EVENT THAT BORROWERS ARE IN DEFAULT HEREUNDER, BORROWERS MAY CURE THE DEFAULT IF, WITHIN THIRTY (30) DAYS OF SAID DEFAULT, BORROWERS PAY TO LENDER ONE HUNDRED TEN PERCENT (110%) OF THE OBLIGATIONS TOGETHER WITH ALL OTHER COSTS, CHARGES, FEES AND EXPENSES, IF ANY, DUE UNDER THE FINANCING DOCUMENTS.

16.        Conversion.  Lender shall have the right at any time within thirty (30) days after the Due Date or Borrowers’ delivery of a Prepayment Notice, to deliver to Borrowers’ written notice (a “Conversion Notice”) of Lender’s election to convert all or a portion of the Obligations into Common Stock of SDINC in accordance with the terms of the Note and the below terms of this Section 15.  Capitalized terms used in this Section 15 but not defined in this Section 15 shall have the meaning assigned to such terms in the Warrant.  Common Stock shares issuable upon conversion of the Obligations pursuant to the terms hereof and of the Note are referred to as the “Conversion Shares.”

16.1.      Mechanics of Delivery. On or before the first (1st) Trading Day following the date on which SDINC has received a Conversion Notice, SDINC shall transmit by facsimile an acknowledgment of confirmation of receipt of the Conversion Notice to the Lender and SDINC’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which SDINC has received all of the Conversion Notice (the “Share Delivery Date”), SDINC shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Lender, credit such aggregate number of shares of Common Stock to which the Lender is entitled pursuant to such exercise to the Lender’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Lender or, at Lender’s instruction pursuant to the Conversion Notice, Lender’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the SDINC share register in the name of the Lender or its designee (as indicated in the Conversion Notice), for the number of shares of Common Stock to which the Lender is entitled pursuant to such exercise.  Upon delivery of the Conversion Notice, the Lender shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which conversion pursuant to this Section 15 and the Note (“Conversion”) has been exercised, irrespective of the date such Conversion Shares are credited to the Lender’s DTC account or the date of delivery of the certificates evidencing such Conversion Shares (as the case may be).  No fractional shares of Common Stock are to be issued Conversion, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. SDINC shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares upon Conversion.

16.2.      Conversion Price. The “Conversion Price” for the conversion of the Obligations hereunder into the Conversion Shares shall be $0.37, subject to adjustment as provided herein.

16.3.      Number of Conversion Shares Issuable. The number of shares of Common Stock into which the Obligations shall be convertible shall be determined by dividing (i) the outstanding Obligations and all accrued and unpaid interest thereon, by (ii) the Conversion Price.

16.4.      SDINC’s Failure to Timely Deliver Securities.  If SDINC shall fail, for any reason or for no reason, other than as the result of any action or failure to act by Lender, to issue to the Lender within three (3) Trading Days of receipt of the Conversion Notice, a certificate for the number of shares of Common Stock to which the Lender is entitled and register such shares of Common Stock on SDINC’s share register or to credit the Lender’s balance account with DTC for such number of shares of Common Stock to which the Lender is entitled upon the Lender’s Conversion hereunder, then, in addition to all other remedies available to the Lender, SDINC shall pay in cash to the Lender on each day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to the Lender on a timely basis and to which the Lender is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which SDINC could have issued such shares of Common Stock to the Lender without violating Section 15.1. In addition to the foregoing, if within three (3) Trading Days after SDINC’s receipt of the facsimile copy of an Conversion Notice, SDINC shall fail to issue and deliver a certificate to the Lender and register such shares of Common Stock on SDINC’s share register or credit the Lender’s balance account with DTC for the number of shares of Common Stock to which the Lender is entitled upon such Lender’s exercise hereunder (as the case may be), and if on or after such third (3rd) Trading Day the Lender purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Lender of shares of Common Stock issuable upon such exercise that the Lender anticipated receiving from SDINC (a “Buy-In”), then SDINC shall, within three (3) Business Days after the Lender’s request and in the Lender’s discretion, either (i) pay cash to the Lender in an amount equal to the Lender’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point SDINC’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Lender a certificate or certificates representing such shares of Common Stock or credit the Lender’s balance account with DTC for the number of shares of Common Stock to which the Lender is entitled upon such Lender’s exercise hereunder (as the case may be) and pay cash to the Lender in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the Conversion Notice.

16.5.      Insufficient Authorized Shares. SDINC shall at all relevant times keep reserved for issuance under this Agreement and the Note a number of shares of Common Stock as shall be necessary to satisfy SDINC’s obligation to issue shares of Common Stock hereunder (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon Conversion). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of this Agreement or the Note remains outstanding SDINC does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Conversion at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the issuance of all of the Conversion Shares (the “Required Reserve Amount”) (an “Authorized Share Failure”), then SDINC shall immediately take all action necessary to increase SDINC’s authorized shares of Common Stock to an amount sufficient to allow SDINC to reserve the Required Reserve Amount for all the Conversion Shares. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, SDINC shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, SDINC shall provide each stockholder with a proxy statement, or information statement if applicable, and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

16.6.      Adjustments.

16.6.1.    Stock Dividends and Splits.  If SDINC, at any time on or after the date of the date of issuance, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

16.6.2.    Adjustment Upon Issuance of Shares of Common Stock. Excepting Exempted Issuances (as defined below), if and whenever from and after the Issuance date but prior to Conversion, the SDINC issues or sells, or in accordance with this Section 15.6 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the SDINC) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such lesser price being referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 15.6.2, the following shall be applicable:

(i)           Issuance of Options.  If SDINC in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by SDINC at the time of the granting or sale of such Option for such price per share. For purposes of this Section 15.6.2(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by SDINC with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)          Issuance of Convertible Securities.  If SDINC in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by SDINC at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 15.6.2(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by SDINC with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Agreement has been or is to be made pursuant to other provisions of this Section 15.6.2(ii), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)         Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 15.6.2(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Agreement are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 15.6.2(iii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)         Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of SDINC, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for the difference of (i) the aggregate fair market value of such Options and other securities issued or sold in such integrated transaction, less (ii) the fair market value of the securities other than such Option, issued or sold in such transaction and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by SDINC.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by SDINC therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by SDINC will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by SDINC for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which SDINC is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by SDINC and the Lender. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by SDINC and the Lender. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by SDINC.

(v)          Record Date. If SDINC takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

16.6.3.    Other Events. In the event that SDINC (or any direct or indirect subsidiary thereof) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Lender in accordance with the intentions of Sections 15.6.1 or 15.6.2 or from dilution, or if any event occurs of the type contemplated by the provisions of this Section 15.6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then SDINC’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Lender; provided that no such adjustment pursuant to this Section 15.6.2 will increase the Conversion Price or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 15, provided further that if the Lender does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then SDINC’s Board of Directors and the Lender shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by SDINC.

16.6.4.    Calculations. All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of SDINC, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

16.7.       Exempted Issuances.  For purposes hereof, “Exempted Issuances” shall mean (A)  shares of Common Stock issued or deemed to have been issued by SDINC pursuant to an Approved Stock Plan (as defined below) outstanding on the date hereof; (B) shares of common stock issued or deemed to have been issued by SDINC pursuant to this Agreement or the Warrant; (C) shares of common stock issued or deemed to have been issued upon the conversion, exchange or exercise of any Option or Convertible Security outstanding on the date hereof, provided that the terms of such option or convertible security are not amended or otherwise modified on or after such date, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares issued or issuable is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the date hereof; (D) shares issued or deemed to have been issued by SDINC upon conversion of the Note; and (E) securities issued pursuant to the acquisition of another entity by either Borrower that is approved by Lender, by merger, purchase of all or substantially all of the assets of such entity or other transaction whereby such Borrower shall become directly or indirectly the owner of more than 25% of the aggregate voting power of all classes of the voting securities of such other entity; provided that the foregoing provision does not provide Lender with the right to prevent or approve any acquisition or merger, and any such Lender approval shall only determine whether such acquisition or merger is an Exempted Issuance.  Further for purposes hereof, “Approved Stock Plan” shall mean any stock incentive plan that has been approved by the board of directors and stockholders of SDINC, pursuant to which the SDINC’s Common Stock may be issued to any employees or consultants that are not founders, officers or their affiliates, for services provided to SDINC, which Approved Stock Plan shall not permit the granting of securities that would constitute greater than ten percent (10%) of the outstanding capital stock of Company as of the date hereof.

16.8.       Incorporation of Stock Warrant Provisions.  The rights and protections of Lender set forth in Sections 3, 4, 5, 6 and 8 of the Warrant are included and incorporated herein by this reference with the provisions applicable to the Warrant Shares being applicable to the Conversion Shares, and (a) all references to the Warrant being deemed to be references to this Agreement and the Note, (b) all references to the Conversion Price being deemed to be references to the Conversion Price, and (c) such other appropriate substitutions of corresponding terms as is evident from the language hereof and thereof.

This Agreement and the Financing Documents shall continue in full force and effect with respect to any of the Obligations that are not converted pursuant to the foregoing provisions and the provisions of the Note.  At the time of any Conversion pursuant to the above, SDINC shall provide standard representations and warranties comparable to those set forth herein or as deemed appropriate by Lender pursuant to a standard and customary stock purchase agreement.

17.        Legal Fees and Expenses.  Borrowers shall be solely responsible for all legal, professional and out-of-pocket fees and expenses incurred or charged in connection with the Financing Documents, which fees and expenses shall, at the option of Lender, either be paid out of the closing proceeds or be added to the Obligations as of the Closing; provided, however, that, except as set forth in the next sentence, Borrowers shall not be responsible for any legal, professional or other fees and expenses relating to the Additional Financing in the event that the Additional Financing is not consummated.  The legal fee for the due diligence of the Financing, preparation of the Financing Documents and monitoring of the Financing during the term is estimated to be Fifteen Thousand Dollars ($15,000).  The fees and expenses payable by Borrowers hereunder shall not exceed Fifteen Thousand Dollars ($15,000).

18.         Acknowledgments.  Lender acknowledges that Lender is an accredited investor. LENDER AND BORROWERS ACKNOWLEDGE THAT THIS IS NOT A CONSUMER TRANSACTION OR FINANCING.

19.         Ohio Law Applies. This Agreement and all Financing Documents shall be construed in accordance with, and governed in all respects by, the laws of the State of Ohio, without regard to its conflicts of laws rules, except with respect to the laws that apply to the perfection and enforcement of the security interests in the Collateral, in which case the laws of the states in which the Collateral is located shall govern. Jurisdiction and venue shall rest exclusively with the courts located in Franklin County, Ohio with regard to any dispute concerning or related to this Agreement or any Financing Documents or other consideration received in connection with this Agreement or any Financing Documents.

20.         Payments to Lender. Unless Lender notifies Borrowers that a different method of payment is desired, all payments of any amounts owed to Lender shall be paid by wire transfer to the following bank account:

Account Name:	Empire Advisors, LLC
ABA Routing Number:	042000314
Account Number:	7281062559
Bank:	Fifth Third Bank
Contact:	Davon White (614) 792-7921

21.        Funding.  The funding of the Financing Amount to Borrowers (net of applicable costs and expenses) shall be made by wire transfer to the following account:

Account Name:	Aaron A. Grunfeld Attorney Client Trust Account
Routing Number:	026009593
Account Number:	1664941135
Bank:	Bank of America

22.         Notices.  Unless otherwise specifically provided herein, any approval, disapproval, demand, document or other notice or communication (“Notice”) required or permitted to be given hereunder shall be in writing and may be served (a) personally, or (b) by commercial delivery or private courier service, or (c) by Federal Express or other national overnight delivery service, or (d) by registered or certified mail (return receipt requested, postage prepaid), or (e) by telecopy or facsimile transmission, to the respective addresses and numbers specified below, which Notice shall be effective (i) upon personal delivery, (ii) the next business day after delivery to Federal Express or other national overnight delivery service for next day delivery to the appropriate address, (iii) when received as indicated by the date on the return invoice or receipt showing delivery, or (iv) when sent by telecopy or facsimile, with written proof of either transmittal to and receipt by the other party or the failure of such transmission to the number designated by such party in this Section being established mechanically by the sender at the time of transmittal or attempted transmittal.  Any delivery by facsimile in which all attempted facsimile transmissions failed shall be followed on the next business day by one of the other methods of notice set forth in this Section.  Notice of change of any address or fax numbers shall be given by written notice in the manner detailed in this Section or by email at the addresses set forth in this Section.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to constitute receipt of the Notice.  All Notices to Lender shall be copied via email to Lender at the address specified below.  The parties’ addresses for Notices are as follows:

IF TO LENDER:		EQ Partners, LLC
500 South Front Street, Suite 1200
Columbus, Ohio 43215
Facsimile: 888-846-2353; 310-861-5095
	Attn:	David V. Richards
	Email:	drichards@empireadvisorsllc.com;
dvrichards@empireadvisorsllc.com; and
sdurbin@quailbendcapital.com.

with a copy to:

Robert J. Behal, Esq.
The Law Offices of Robert J. Behal
501 South Front Street
Columbus, Ohio 43215
Facsimile: 614-224-8708
	Email:	rbehal@behallaw.com

IF TO BORROWERS:		SaveDaily, Inc.
3020 Old Ranch Parkway, Suite 140
Seal Beach, CA 90740
Attn: Matthew Nunez
Facsimile: 1.562.684.4837
	Email:	matt.nunez@savedaily.com
greg.vacca@savedaily.com

with a copy to:

Howard M. Appel
Law Offices of Aaron A. Grunfeld & Associates
1100 Glendon Avenue, 8th Floor
Los Angeles, California 90024-3526
Fax: (310) 295-2055
Email: happel@grunfeldlaw.com

23.         Miscellaneous. This Agreement, and the Financing Documents, constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.  This Agreement may not be amended or modified in any way except in a writing signed by each of the parties hereto.  If Borrowers consists of more than one person or entity, (i) the liability and responsibilities of each such person and entity that composes Borrowers shall be joint and several with respect to this Agreement and the Financing Documents, and (ii) all references to Borrowers shall be deemed to include the phrases “all of Borrowers” and “each of Borrowers”.  Borrowers may not assign Borrowers’ obligations under this Agreement without the prior written consent of Lender.  Lender may freely pledge, assign or transfer its rights under this Agreement.  All provisions herein shall be construed in all cases as a whole according to their fair meaning, neither strictly for nor against either Borrowers or Lender and without regard for the identity of the party preparing the same.  Borrowers agrees to cooperate in good faith with Lender in all aspects of accomplishing the intent of this Agreement, including but not limited to signing additional documents and taking other actions as may be reasonably necessary or proper for such purpose.  No agency, partnership, joint venture or other relationship is intended hereby, and neither party shall be deemed the agent, servant, employee, partner or joint venturer of the other party.  Borrowers and Lender shall not, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. Any date that falls on a legal holiday or weekend shall not be extended until the next business day.  The term of this Agreement shall extend until Lender is paid all Obligations and Borrowers perform all obligations that are required under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WARNING:  BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE. [Sec. 2323.13 O.R.C.]

BORROWERS:	LENDER:

SAVEDAILY, INC.	EQ PARTNERS, LLC

By:	By:
Name: Jeffrey Mahony	Name: David J. Richards
Title: Chief Executive Officer	Title: Manager

SAVEDAILY.COM, INC.

By:
Name: Jeffrey Mahony
Title: Chief Executive Officer

[SIGNATURE PAGE]